UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 23, 2003

Healthetech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49871	77-0478611
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

523 Park Point Drive, 3rd Floor

Golden, Colorado 80401

(Address of principal executive offices and Zip Code)

(303) 526-5085

Registrant’s telephone number, including area code

Item 5. Other Events.

On December 23, 2003, HealtheTech, Inc., a Delaware corporation (“Company”), completed an $11.7 million private placement of securities with several investors. Pursuant to the terms of the securities purchase agreement (“Purchase Agreement”), the Company sold 15,394,737 shares of common stock at a negotiated price of $0.76 per share. The Company also issued warrants to purchase approximately 10,776,316 million shares of common stock at an exercise price of $0.76 per share. The warrants became immediately exercisable and expire on December 22, 2013. The offering was made only to accredited investors, as such term is defined in accordance with the Securities Act of 1933, as amended. The shares of common stock and the warrants issued to the investors have not been registered under the Securities Act of 1933, or any state securities laws. Therefore, they may not be offered or sold in the United States absent registration under or exemption from the Securities Act of 1933 and any applicable state securities laws. However, the Company has agreed to file a registration statement for the resale of the shares of common stock and the shares of common stock underlying the warrants within thirty (30) days following the closing. The Purchase Agreement, including the exhibits thereto, and the form of Warrant were previously filed in a Form 8-K as filed with the Commission on October 9, 2003 as Exhibits 10.52 and 10.53, respectively, and incorporated herein by reference thereto. The press release announcing the completion of the private placement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information And Exhibits

(c) Exhibits

10.52(1)	Form of Securities Purchase Agreement.
10.53(1)	Form of Common Stock Warrant issued by the Company in favor of each investor.
99.1	Press Release, dated December 23, 2003, entitled “HealtheTech Stockholders Approve Financing and Reverse Stock Split Company Closes on $11.7 Million Private Placement”

(1)	Incorporated by reference to our Form 8-K as filed with the Commission on October 9, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 23, 2003

HEALTHETECH, INC.

By:    /s/ James Dennis

          James Dennis

Its:    Chairman and Chief Executive Officer